Exhibit 23.1

Smythe Ratcliffe LLP
7th Floor, Marine Building
355 Burrard Street
Vancouver, BC V6C 2G8

fax: 604.688.4675
telephone: 604.687.1231

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
of REGI U.S., Inc.

We consent to the use of our report dated July 20, 2007 on the financial statements of REGI U.S., Inc. as of April 30, 2007 that are included in the Company’s Form 10-KSB/A, which is included, by reference in the Company’s Form S-8.

Dated this 7th day of February, 2008.

/s/ ‘Smythe Ratcliffe LLP”

SMYTHE RATCLIFFE LLP
Chartered Accountants

Smythe Ratcliffe LLP, a British Columbia limited liability partnership, is a member of PKF North American Network and PKF International, associations of legally independent firms.